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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. TWO)*



                                 CKS Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    12561L109
                               -----------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 12561L 10 9              SCHEDULE 13G        PAGE  2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Thomas K. Suiter
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,128,835 shares as of December 31, 1997
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,128,835 shares as of December 31, 1997
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,128,835 shares as of December 31, 1997
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          7.66%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------

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ITEM 1.

    a. NAME OF THE ISSUER:                              CKS Group, Inc.

    b. ADDRESS OF THE ISSUER:                           10441 Bandley Drive,
                                                        Cupertino, CA 95014


ITEM 2.

    a. NAME OF THE PERSON FILING:                       Thomas K. Suiter
    b. ADDRESS OF THE PRINCIPAL OFFICE:                 c/o CKS Group, Inc.
                                                        10441 Bandley Drive
                                                        Cupertino, CA 95014


    c. CITIZENSHIP:                                     United States of America

    d. TITLE OF CLASS OF SECURITIES:                    CKS Group, Inc.'s Common
                                                        Stock

    e. CUSIP NUMBER:                                    12561L 10 9

ITEM 3.

    This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b)

ITEM 4.  OWNERSHIP

    a. AMOUNT BENEFICIALLY OWNED                        1,128,835 Common Stock
                                                        as of December 31, 1997

    b. PERCENT OF CLASS                                 7.66%

    c. NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE      1,128,835 shares as of
                                                        December 31, 1997

    (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE    0

   (iii)  SOLE POWER TO DISPOSE OR DIRECT
          THE DISPOSITION OF                            1,128,835 shares as of
                                                        December 31, 1997

    (iv)  SHARED POWER TO DISPOSE OR DIRECT
          THE DISPOSITION OF                            0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 6.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE
         SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
         REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         The following certification shall be included if the statement is filed to Rule 13d-1(b): By signing below I certify that, to the best of knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


                                               February 4, 1998
                                               ---------------------------------
                                               Date

                                               /s/ THOMAS K. SUITER
                                               ---------------------------------
                                               Signature


                                               Thomas K. Suiter
                                               ---------------------------------
                                               Name/Title



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